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                                                                    EXHIBIT 99.7

                                  JOINT VENTURE
                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is entered into as of February 28, 1997 ("Closing Date"), by and between OUTDOOR SYSTEMS, INC., a Delaware corporation ("Buyer"), and RV OUTDOOR SIGN JOINT VENTURE, a Texas joint venture ("Seller"). (Buyer and Seller are sometimes herein referred to individually as a "Party" and collectively as the "Parties".)

                                    RECITALS

         Seller is engaged in the business of owning and operating outdoor signs and billboards and otherwise providing outdoor advertising services in the metropolitan Dallas/Fort Worth area (the "Business"). Seller desires to sell and assign the outdoor advertising assets to Buyer, and Buyer desires to purchase such assets and to assume certain liabilities associated with such assets, pursuant to the terms, conditions, limitations and exclusions contained in this Agreement.

                                    AGREEMENT

         The Parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the terms listed on Exhibit A attached hereto have the meanings specified or referred to in Exhibit A.

2.       PURCHASE AND SALE OF THE ASSETS; CLOSING

         2.1 AGREEMENT TO PURCHASE AND SELL. Subject to the terms and conditions of this Agreement, Seller hereby grants, sells, assigns, transfers, conveys and delivers all right, title and interest in and to the Purchased Assets, free and clear of any liens, title claims, Encumbrances or Security Interests (except for Permitted Liens), and Buyer hereby buys and acquires the Purchased Assets from Seller, and assumes the Assumed Liabilities upon the terms and conditions set forth in this Agreement.

         2.2 PURCHASED ASSETS. The Purchased Assets are all of the assets of Seller used in the Business, including:

                  (a) All of the billboard displays and other out-of-home advertising structures (including rights to walls), including, without limitation, those set forth and described in Schedule 2.2(a) attached hereto, together with all components, fixtures, parts, appurtenances, and equipment attached to or made a part thereof that are existing, under construction or for which Seller has any rights (collectively, the "Structures");

                  (b) All leases, licenses, easements, other rights of ingress or egress, and all other grants of the right to place, construct, own, operate or maintain the Structures on land, buildings and other real property owned by third parties, and all rights therein (collectively, the "Site Leases"),
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including, without limitation, those Site Leases listed on Schedule 2.2(b); and
all state and local licenses or permits/tags which Seller has with respect to the Structures and, to the extent assignable, all other Governmental Authorizations that are required for the operation of the Structures, (collectively, the "Permits"), including, without limitation, those Permits listed on Schedule 2.2(b);

                  (c) All rights under existing and pending sales and advertising contracts associated with the Structures, and all rights to the advertising copy displayed on the Structures as of the Closing Date (collectively, the "Advertising Contracts"), including, without limitation, those Advertising Contracts listed on Schedule 2.2(a) attached hereto;

                  (d) All pertinent Books and Records;

                  (e) All Intangible Property used in connection with the Business except the trade name "Reynolds"; and

                  (f) All rights (including any benefits arising therefrom), causes of action, claims and demands of whatever nature (whether or not liquidated) of Seller relating to the Purchased Assets, including, without limitation, condemnation rights and proceeds, and all rights against suppliers under warranties covering any of the Purchased Assets.

Notwithstanding the foregoing, the Purchased Assets shall not include the assets listed on Schedule 2.2(x) (collectively, "Excluded Assets").

         2.3 AGREEMENT TO ASSUME CERTAIN LIABILITIES. Buyer hereby assumes and agrees to discharge and perform all liabilities and obligations that arise or are attributable to events occurring on or after the Closing Date pursuant to the Site Leases and the Advertising Contracts(the "Assumed Liabilities") but to the extent and only to the extent that:

                  (a) Such obligations are performable on or after the Closing Date; and

                  (b) Such obligations are attributable to periods arising on or after the Closing Date.

         2.4 EXCLUDED LIABILITIES. All claims against and liabilities and obligations of Seller not specifically assumed by Buyer pursuant to Section 2.3, including, without limitation, the following claims against and liabilities of Seller (the "Excluded Liabilities"), are excluded, and shall not be assumed or discharged by Buyer, and shall be discharged in full when due by Seller:

                  (a) Any liabilities to the extent not attributable to the Purchased Assets;

                  (b) Any liability of Seller for Taxes arising prior to or from the sale of the Purchased Assets under this Agreement other than Transfer Taxes.

                  (c) Any liabilities for or related to indebtedness of Seller to banks, financial institutions, or other Persons;


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                  (d) Any liabilities of Seller for or with respect to any
employees of Seller, including, without limitation, any liabilities pursuant to any compensation, collective bargaining, pension, retirement, severance, termination, or other benefit plan, agreement or arrangement; and

                  (e) Any other liabilities of Seller that are attributable to or arise from facts, events, or conditions that occurred or came into existence prior to the Closing.

         2.5 PURCHASE PRICE. The Purchase Price for the Assets is One Million Five Hundred Thousand Dollars ($1,500,000). The Purchase Price shall be subject to adjustment as follows:

                  (a) The following items shall be prorated between Seller and Buyer as of the Closing Date with respect to the Purchased Assets: power and utility charges, real and personal property taxes, rents (including percentage rents) prepaid leases and security deposits under Site Leases and payments and security deposits under Advertising Contracts. Prorations will be on a dollar-for-dollar basis based on the number of days of display before and after the Closing Date. Percentage rents shall be prorated as of the Closing Date. The effective time of the Closing shall be 11:59 p.m., Eastern Standard Time, on the Closing Date.

                  (b) Within ninety (90) days after the Closing Date, Buyer will prepare and provide to Seller the final calculations of adjustments to the Purchase Price (the "Closing Date Adjustment"). On the 120th day after the Closing Date, all required refunds or payments under this Section 2.5, shall be made on the basis of the Closing Date Adjustment.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Seller is a joint venture duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has the full power and authority to conduct the Business as it is now being conducted, to own or use the Purchased Assets, and to perform all its obligations. Seller has delivered to Buyer true and complete copies of its Organizational Documents, as currently in effect. Seller is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

         3.2      AUTHORITY; NO CONFLICT.

                  (a) Each of this Agreement and any documents executed contemporaneously herewith pursuant to this Agreement (collectively, the "Closing Documents") constitutes the legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations thereunder. The Joint Venturers are the sole holders of any interest in Seller. The execution, delivery and performance of this Agreement has been specifically authorized by the Joint Venturers.



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                  (b) Neither the execution and delivery by Seller of this
Agreement nor the consummation or performance by Seller of any of the Contemplated Transactions will:

                           (i) conflict with, violate or result in a breach of
         (A) any provision of the Organizational Documents of Seller; (B) to Seller's Knowledge, any Legal Requirement or any Order to which Seller, the Business or any of the Purchased Assets may be subject; (C) to Seller's Knowledge, any Governmental Authorization held by Seller or that otherwise relates to the Business or the Purchased Assets; or (D) any material Contract to which Seller is a party or by which Seller or the Purchased Assets may be bound; or

                           (ii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any interest or rights of Seller in or to the Purchased Assets; or result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets;

                  (c) Except as set forth in Part 3.2(c) of the Disclosure Schedule, Seller is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         3.3 SOLVENCY. By consummating the transactions contemplated hereby, Seller does not intend to hinder, delay or defraud any of Seller's present or future creditors. Before giving effect to the transactions contemplated hereby, Seller has been paying its debts as they become due in the ordinary course of business and, after giving effect to the transactions contemplated hereby, Seller will have paid or discharged all of its debts (or made adequate provision for the payment thereof).

         3.4 BOOKS AND RECORDS. The books of account, and other Books and Records of Seller maintained in connection with the Purchased Assets are complete and correct in all material respects and have been maintained in accordance with sound business practices.

         3.5 STRUCTURES. Seller owns all of the Structures. To Seller's Knowledge, each Structure (i) is located entirely on property covered by a Site Lease or is located entirely on the Real Property, and (ii) complies in all material respects with the terms of the Permits pertaining to it.

         3.6 PERMITS. The Permits constitute all material licenses, permits, registrations and approvals necessary to operate the Business. Seller is in material compliance with the terms of the Permits. Seller is not aware of any fact or event which constitutes a material violation of any Permit, and Seller has not received written notice that any Governmental Body issuing any Permit intends to cancel, terminate, modify or amend any Permit.

         3.7 SITE LEASES AND ADVERTISING CONTRACTS. Seller has delivered to Buyer true and complete copies of the Advertising Contracts and the Site Leases. All sales made to advertisers in connection with the Structures have been made pursuant to Advertising Contracts. The Site Leases and the Advertising Contracts are in full force and effect, and are binding upon the parties thereto. To


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the Knowledge of Seller, (x) no default by Seller or any other party has occurred under the Site Leases or Advertising Contracts, and (y) no event, occurrence or condition exists which (with or without notice or lapse of time or the happening of any further event or condition) would become a default by Seller or Manager thereunder or would entitle any other party to terminate a Site Lease or Advertising Contract, to make a claim or set-off against Seller or Manager or otherwise to amend such Site Lease or Advertising Contract or prevent such Site Lease or Advertising Contract from being renewed in accordance with its terms. Neither Seller nor Manager has received any written notice of default, termination or non-renewal under any Site Lease or Advertising Contract.

         3.8      TITLE, ENCUMBRANCES.

                  (a) Seller has good title to all of the Purchased Assets, and there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Purchased Assets or any interest therein. All of the Purchased Assets are owned by Seller free and clear of all Encumbrances and Security Interests except for Permitted Liens.

                  (b) None of the Structure or Site Leases are or will be, to the Knowledge of Seller, subject to zoning, use, or building code restrictions that will prohibit the continued effective ownership, leasing or other use of such assets as currently owned and used by Seller. Neither Seller nor Manager has received any notice of pending or Threatened claims, Proceedings, planned public improvements, annexations, special assessments, rezonings or other adverse claims affecting the Site Leases.

         3.9 NO UNDISCLOSED LIABILITIES. Seller has no material liabilities or obligations of any nature relating to the Purchased Assets.

         3.10     TAXES.  With respect to the Purchased Assets;

                  (a) Seller and the Joint Venturers have filed or caused to be filed all Tax Returns that are or were required to be filed by each of them pursuant to applicable Legal Requirements. Seller and the Joint Venturers have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Joint Venturers.

                  (b) No unpaid Taxes create an Encumbrance (other than Permitted Liens) on the Purchased Assets or the Real Property.

                  (c) Buyer shall not be liable for any Taxes of Seller or the Joint Venturers as a result of the Contemplated Transactions.

         3.11 COMPLIANCE WITH LEGAL REQUIREMENTS. Seller has complied with all Legal Requirements applicable to its ownership or use of the Purchased Assets and Real Property, except for noncompliances or failures that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.


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         3.12 LEGAL PROCEEDINGS; ORDERS. There is no Proceeding pending or, to the Knowledge of Seller, Threatened against Seller or the Joint Venturers or affecting any of the Purchased Assets, and there is no Order to which Seller or the Joint Venturers or the Purchased Assets are subject.

         3.13 OTHER CONTRACTS Seller is not a party to or bound by any Other Contract.

         3.14 ENVIRONMENTAL MATTERS. With respect to the Purchased Assets and the use or operation thereof: to Seller's Knowledge, (i) Seller is, and has been, in material compliance with all Environmental Laws; (ii) Seller has timely filed all material reports, obtained all required approvals and permits relating to the Business, and generated and maintained all material data, documentation and records under any applicable Environmental Laws; (iii) to the Knowledge of Seller, there has not been any release of the Hazardous Materials at or in the vicinity of the Business, or in areas for which Seller would have responsibility under Environmental Laws; (iv) Seller has not received any written notice from any Governmental Body or private or public entity advising it that it is or may be responsible for response costs with respect to a Release, a threatened Release or clean up of Hazardous Materials produced by, or resulting from, its Business, operations or processes; and (v) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by Seller pertaining to Hazardous Materials in, on, or under the properties included in the Purchased Assets.

         3.15 INTANGIBLE PROPERTY. Seller uses no Intangible Property in connection with the operation of the Purchased Assets except for the Permits, the Books and Records, the trade name "Reynolds", and licenses for commonly available software programs under which Seller is currently the licensee.

         3.16 RELATIONSHIPS WITH AFFILIATES. Except as set forth on Part 3.16 of the Disclosure Schedule, Seller is not a party to any contract with an Affiliate of Seller or Seller's predecessor relating to the Purchased Assets, the Real Property or the Business. None of Seller or any of its Affiliates is the owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in, a Person (other than Seller) that has business dealings or a material financial interest in any transaction with Seller involving the Purchased Assets or the Business.

         3.17 BROKERS OR FINDERS. Neither Seller nor any Affiliate of Seller has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.18 EMPLOYEE BENEFIT MATTERS. With respect to each of Seller and each Joint Venturer:

                  (a) Each does not maintain and has never maintained an "employee benefit pension plan", within the meaning of ERISA Section 3(2), that is or was subject to Title IV of ERISA.

                  (b) Each does not have and has not ever had any past, present or future obligation or liability to contribute any "multiemployer plan", as defined in ERISA Section 3(37).


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For purposes of this Section 3.18, the terms "Seller" and "Joint Venturer" shall be deemed to include any other corporation, trade, business or other entity, other than Seller or the Joint Venturer, which would, together with Seller or the Joint Venturer, now or in the past, constitute a single employer within the meaning of Section 414 of the IRC.

         3.19 DISCLOSURE. No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 AUTHORITY; NO CONFLICT.

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Closing Documents to which Buyer is a party, such Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Closing Documents and to perform its obligations under this Agreement and the Closing Documents to which Buyer is a party.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Organizational Documents; (ii) any resolution adopted by the board of directors or the stockholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any material Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3 CERTAIN PROCEEDINGS. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened in writing and no event has occurred or circumstance exist that may give rise to or serve as a basis for the commencement of any Proceeding.

         4.4 BROKERS OR FINDERS. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.


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5.       INDEMNIFICATION; REMEDIES

         5.1 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER. Seller will indemnify and hold harmless Buyer, stockholders, controlling Persons, and Affiliates (collectively, the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any material breach of any representation or warranty made by Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or any certificate or document delivered by Seller pursuant to this Agreement;

                  (c) the failure of Seller to satisfy and discharge any Excluded Liabilities, except only the Assumed Liabilities; and

                  (d) the failure of Seller to comply with bulk sales or other similar laws in any applicable jurisdiction;

provided, however, that any claim for Damages pursuant to this Section 5.1 must be made on or before the first anniversary of the Closing Date.

         5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER. Buyer will indemnify and hold harmless Seller and its stockholders, controlling Persons, and Affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

                  (a) any material breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer pursuant to this Agreement; and

                  (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement including, without limitation, any failure to pay Assumed Liabilities after the Closing;

provided, however, that any claim for Damages pursuant to this Section 5.2 must be made on or before the first anniversary of the Closing.

         5.3      PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an Indemnified Person under
Section 5.1 or 5.2, of notice of any claim against it, such Indemnified Person will, if a claim is to be made against an Indemnifying Party under such Section , give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party


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of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

                  (b) If any claim referred to in Section 5.3(a) is brought against an Indemnified Person and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party may, at its option, assume the defense of such claim with counsel satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such claim, subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Person's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. Subject to Section 5.3(c), if notice is given to an Indemnifying Party of any claim and the Indemnifying Party does not, within twenty days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected or expenses incurred without its consent (which consent may not be unreasonably withheld).

         5.4 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim shall be asserted by written notice to the Indemnifying Party from whom indemnification is sought.

         5.5      SURVIVAL/LIMITATIONS.

                  (a) The parties hereto agree that (i) the covenants and agreements contained in Article 5 and in Article 6 hereto shall survive the Closing without limitation (unless expressly limited by their terms), and (ii) all other covenants, agreements, representations and warranties contained herein shall survive until the first anniversary following the Closing Date.


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                  (b) Seller's obligation to indemnify the Seller Indemnified
Persons for Damages pursuant to Section 5.1 hereof is subject to the following limitation: in no event shall Seller's obligation to indemnify the Seller Indemnified Persons exceed ten percent (10%) of the Purchase Price.

6.       GENERAL PROVISIONS

         6.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, brokers or finders, counsel, and accountants. Buyer shall pay any Transfer Taxes, and such Taxes, if any, shall not be considered a liability of Seller for any purpose, including, without limitation, for purposes of
Section 2.4(b) hereof. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

         6.2 HEADINGS; CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         6.3 PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller agree in writing, provided that the parties shall reasonably cooperate in such announcements, and provided further that nothing contained herein shall prevent any party from at any time furnishing information required by a Governmental Body.

         6.4 AVAILABILITY OF EQUITABLE REMEDIES. The Parties acknowledge and agree that (i) a breach of the provisions of this Agreement could not adequately be compensated by money damages, and (ii) any Party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach and to specific performance of this Agreement, and no bond or other security shall be required in connection therewith.

         6.5 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

         If to Seller, to:
                  Mr. George T. Reynolds III
                  RV Outdoor Sign Joint Venture
                  2911 Turtle Creek Boulevard


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                  Suite #880
                  Dallas, Texas 75219
                  Telephone No.:     (214) 559-3844
                  Facsimile No.:     (214) 522-7041

         With a copy to:
                  Strasburger & Price, L.L.P.
                  901 Main Street
                  Suite 4300
                  Dallas, Texas 75202
                  Attention: Mike Joplin, Esq.
                  Telephone No.:     (214) 651-4300
                  Facsimile No.:     (214) 651-4330

         If to Buyer, to:
                  Outdoor Systems, Inc.
                  2502 North Black Canyon Highway
                  Phoenix, Arizona  85009
                  Telephone No.:     (602) 246-9569
                  Facsimile No.:     (602) 433-2482
                  Attention:  William S. Levine
         and
                  William S. Levine
                  1702 E. Highland Avenue, Suite 310
                  Phoenix, Arizona  85016
                  Telephone No.:     (602) 248-8181
                  Facsimile No.:     (602) 248-0884

         With a copy to:
                  Powell, Goldstein, Frazer & Murphy LLP
                  191 Peachtree Street, NE, 16th Floor
                  Atlanta, Georgia 30303
                  Attention:  William B. Shearer, Jr., Esq.
                  Telephone No.:     (404) 572-6600
                  Facsimile No.:     (404) 572-6999

         6.6 FURTHER ASSURANCES. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         6.7 WAIVER. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

         6.8 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

         6.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the Parties, and their successors, by liquidation or otherwise, and their permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

         6.10 ACCOUNTS RECEIVABLE. Buyer agrees to forward to Seller any payments that Buyer may receive with respect to any accounts receivable of Seller.

         6.11 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         6.12 POST-CLOSING ACCESS. Buyer agrees that all Books and Records delivered to Buyer by Seller pursuant to this Agreement shall be maintained open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Seller agrees that all books and records relating to the Purchased Assets and retained by Seller shall be maintained open for inspection by Buyer at any time during regular business hours for a period of six (6) years (or for such longer period as may be required by applicable Legal Requirements) following the Closing and that, during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Nothing contained in this Section 6.12 shall obligate any Party hereto to make available any books and records if to do so would violate the terms of any Contract or Legal Requirement to which it is a party or to which it or its assets are subject.

         6.13 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretations, construction, effect and in all other respects by the internal laws of the State of Texas applicable to contracts made in that State. The parties hereto agree to submit exclusively to any federal or state court located in the State of Texas any dispute or controversy arising out of or relating to this Agreement.

         6.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties have executed, sealed and delivered this Agreement as of the date first written above.


                                       BUYER:

                                       OUTDOOR SYSTEMS, INC.


                                       By: ____________________________________
                                             William S. Levine
                                             Chairman



                                       SELLER:

                                       RV OUTDOOR SIGN JOINT VENTURE

                                       By:   GRTP, Ltd., Manager

                                       By:   Reynolds Texas Properties, L.C.,
                                               General Partner


                                       By: ____________________________________
                                             George T. Reynolds, III
                                             Manager

                                    EXHIBIT A

                                   DEFINITIONS


         "ADVERTISING CONTRACTS" -- as defined in Section 2.2(c).

         "AFFILIATES" -- when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Specified Person. For purposes of this definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of management and policies of the Person in question, whether through the ownership of voting securities or by contract or otherwise.

         "ASSUMED LIABILITIES" -- as defined in Section 2.3.

         "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances.

         "BOOKS AND RECORDS" -- All of Seller's books and records relating to the Purchased Assets, including, without limitation, all Site Lease files, Advertising Contract files, Permit files, maintenance and other records for the Structures, logs, advertiser, customer and supplier lists.

         "BUYER" -- as defined in the first paragraph of this Agreement.

         "CLOSING" -- as defined in Section 2.5.

         "CLOSING DATE" -- as defined in the first paragraph of this Agreement.

         "CLOSING DOCUMENTS" -- as defined in Section 3.2(a).

         "CONFIDENTIAL INFORMATION" -- any information concerning the businesses and affairs of Seller that is not generally available to the public.

         "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement, including: (a) the purchase of the Purchased Assets by Buyer from Seller and assignment to and assumption by Buyer of the Assumed Liabilities, and (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

         "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES" -- as defined in Section 5.1.

         "DISCLOSURE SCHEDULE" -- the disclosure schedule, delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "ENCUMBRANCE" -- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL LAW" -- any Legal Requirement pertaining to environmental discharges, Release, emissions or spills or the manufacture, sale, processing, handling, transportation, storage or disposal of any Hazardous Materials, or relating to any environmental processes or condition, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Endangered Species Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Surface Mining Control and Reclamation Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Coastal Zone Management Act, the National Environmental Policy Act, the Noise Control Act. As used in this Agreement, Environmental Laws shall mean any of such laws or regulations as the same exist now or at the Closing Date.

         "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "EXCLUDED ASSETS" -- as defined in Section 2.2.

         "EXCLUDED LIABILITIES" -- as defined in Section 2.4.

         "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY" -- any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INDEMNIFIED PERSON" -- any of the Seller Indemnified Persons or the Buyer Indemnified Persons, as the context requires.

         "INDEMNIFYING PARTY" -- the Buyer or the Seller, as the context requires.

         "INTANGIBLE PROPERTY" -- All right, title and interest in and to the goodwill and other intangible property (except for Seller's corporate or trade names and trade logos) used in connection with the Purchased Assets, all licenses, permits and authorizations pertaining to the Purchased Assets or the right to own and operate the Purchased Assets and all right, title and interest in and to (i) any intellectual property used in connection with the Purchased Assets, and (ii) all records and data relating specifically to the Purchased Assets.

         "IRC" -- the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS" -- the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

         "JOINT VENTURERS" -- Manager and RV Investment Associates.

         "KNOWLEDGE" -- a Person will be deemed to have "Knowledge" of a particular fact or other matter only if such Person is actually aware of such fact or other matter without making any independent inquiry or investigation. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or, in the case of Seller, the Manager) (or in any similar capacity) has Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

         "MANAGER" -- GRTP, Ltd., a Texas limited partnership.

         "MATERIAL ADVERSE CHANGE" -- a change that will probably cause a Material Adverse Effect.

         "MATERIAL ADVERSE EFFECT" -- a material adverse effect on the Business, the Purchased Assets, or the Real Property or operations or conditions (financial or otherwise) relating thereto, taken as a whole.

         "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "OTHER CONTRACT" -- any Contract (other than a Site Lease or Advertising Contract) relating to or affecting the Purchased Assets or the operation thereof (i) under which Seller has or may acquire any rights, (ii) under which Seller has or may become subject to any obligation or liability, or
(iii) by which Seller or any of the Purchased Assets is or may become bound.

         "PARTY" -- as defined in the first paragraph of this Agreement.

         "PERMITS" -- as defined in Section 2.2(d).

         "PERMITTED LIENS" -- liens for taxes not yet delinquent.

         "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASE PRICE" -- as defined in Section 2.5.

         "PURCHASED ASSETS" -- as defined in Section 2.2.

         "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITY INTEREST" -- any mortgage, pledge, lien, encumbrance, charge or other security interest or option or right of any third party with respect thereto.

         "SELLER" -- as defined in the first paragraph of this Agreement.

         "SITE LEASES" -- as defined in Section 2.2(b).

         "STRUCTURES" -- as defined in Section 2.2(a).

         "TAX" -- shall mean all tax (including income tax, capital gains tax, value added tax, sales tax, property tax, transfer tax or intangibles tax), levy assessment, tariff, duty, deficiency or other fee and any related charge or amount (including fine, penalty and interest) imposed, assessed or collected by or under the authority of any Governmental Body.

         "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "TRANSFER TAXES" -- any sales, use or transfer taxes arising from the transfer of the Purchased Assets from Seller to Buyer hereunder.

         "THREATENED" -- a claim, Proceeding or dispute will be deemed to have been "THREATENED" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding or dispute is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                                 SCHEDULE 2.2(x)


                                 EXCLUDED ASSETS





1.       Cash and Accounts Receivable